EXHIBIT 10.14

RESTRUCTURING AGREEMENT

RESTRUCTURING AGREEMENT, dated as of February 28, 2001 (the "Agreement") by and between FRONT PORCH DIGITAL INC., a Nevada corporation having an address at 1810 Chapel Avenue West, Suite 130, Cherry Hill, New Jersey 08002 ("FPDI"), and EQUITY PIER LLC, a Colorado limited liability company having an address at 1140 Pearl Street, Boulder, Colorado 80302 ("Equity Pier").

WHEREAS, Equity Pier owes FPDI $3,989,635 for the purchase of shares of common stock of FPDI, par value $.001 per share, which amount is represented by a promissory note dated August 1, 2000 of Equity Pier in the principal amount of $4,551,054 (the "Promissory Note"), less amounts paid prior to the date hereof; and

WHEREAS, pursuant to a Consulting Agreement dated as of August 1, 2000 (the "Consulting Agreement") between FPDI and Equity Pier, FPDI has retained Equity Pier to provided certain consulting services to FPDI; and

WHEREAS, as a result of FPDIs reduced needs for the consulting services of Equity Pier, the parties have determined that it is in their best interest to restructure their respective obligations under the Promissory Note and the Consulting Agreement on the terms and in the manner set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements, covenants and provisions contained herein, the parties agree as follows:

1. Amendment of Consulting Agreement. (a) The Consulting Agreement is hereby amended to provide that (i) any and all obligations of Equity Pier pursuant to the Consulting Agreement shall be deemed satisfied in full; (ii) in exchange for Equity Pier agreeing to make the interest payment of $42,091, a payment of $87,870 in return of a previous overpayment for consulting services, and agreeing to return 3,324,696 shares of common stock to FPDI, the Promissory Note shall be cancelled by FPDI and all remaining obligations of Equity Pier pursuant to the terms of the Promissory Note shall be deemed satisfied in full; and (iii) upon issuance to Equity Pier of a warrant to purchase 3,324,696 shares of common stock of FPDI at an exercise price of $2.00 per share which is fully vested, exercisable on or after March 1, 2002, with a term of five (5) years, in exchange for consulting services rendered by Equity Pier to FPDI prior to December 31, 2000, any and all obligations of FPDI pursuant to the Consulting Agreement shall be deemed satisfied in full, including, without limitation, any obligation to make any additional cash payments to Equity Pier for services provided to FPDI.

(b) Upon execution and delivery of this Agreement by both parties: (i) FPDI shall cancel and return to Equity Pier the Promissory Note; (ii) FPDI shall issue to Equity Pier a warrant to purchase 3,324,696 shares of common stock at an exercise price of $2.00 per share which is fully vested, exercisable on or after March 1, 2002, with a term of five (5) years; and (iii) Equity Pier shall return to FPDI 3,324,696 shares of common stock.

( c) The parties agree that those registration rights granted to Equity Pier relating to the shares which were the subject of the Stock Purchase Agreement between the parties dated as of August 1, 2000, and amended by the Registration Rights Agreement dated as of October 10, 2000, shall apply and be applicable to any and all shares issuable to Equity Pier upon exercise of the warrant to be issued pursuant to this Agreement.

2. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understanding, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

3. Non-Waiver. The failure of any party to insist on performance of any term, covenant or condition hereunder or to exercise any right or privilege conferred in this Agreement in any one or more instances shall not be a waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred, nor shall the same be construed as a novation of this Agreement. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

4. Amendment. No change, modification or amendment of this Agreement shall be valid or binding on the parties except pursuant to a written instrument executed and delivered by each party hereto.

5. Benefit and Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any third party any right, remedy, obligation or liability under or by reason of this Agreement.

6. Severability. If any provision of this Agreement or the application thereof shall be invalid, illegal or unenforceable, such provision shall be curtailed, limited or deleted, but only to the extent necessary to remove such invalidity, illegality or unenforceability, and the remainder of this Agreement shall not be affected or impaired thereby. Further, the parties will agree to legally enforceable provisions to replace any term, provision or covenant determined to be invalid, illegal or unenforceable so as to put the parties, as nearly as possible, in the same position that they would have been had such provision not been held invalid, illegal or unenforceable.

7. Headings. Any heading or title contained in this Agreement is inserted only as a matter of convenience and for reference, and in no way defines, limits, extends, or describes the scope of this Agreement or the intent of any provision hereof.

8. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado (without regard for conflict of law principles).

9. Counterparts. This Agreement may be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.

10. Joint Preparation. This Agreement shall be deemed to have been jointly prepared by FPDI and Equity Pier, and no ambiguity herein shall be construed against any party hereto based upon the identity of the author of this Agreement or any portion hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first set forth above.

Front Porch Digital Inc.

By: /s/ Timothy Petry

Name: Timothy Petry

Title: Chief Financial Officer

Equity Pier LLC

By: /s/ Karl Reed Guest

Name: Karl Reed Guest

Title: Manager/Member